Exhibit 10.61

Confidential

FINAL VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), is made as of December 22, 2014, by and between Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”), and Novartis Pharma AG, a corporation organized under the laws of Switzerland (the “Purchaser”).

WHEREAS, the parties have entered into the Settlement Agreement, dated as of the date hereof, by and between the Company and the Purchaser (the “Settlement Agreement”);

WHEREAS, in connection with the Settlement Agreement, the Purchaser wishes to purchase at the Closing (as defined below), upon the terms and conditions stated in this Agreement, US$25,000,000 of common stock of the Company, par value US$0.001 per share (the “Common Stock”), in cash as set forth herein;

WHEREAS, the Shares (as defined below) have been registered on a registration statement on Form S-3, File No. 333-191434 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and remains effective as of the date hereof; and

WHEREAS, the Company and the Purchaser wish to agree to certain other rights and obligations in connection with the purchase, ownership, transfer and sale of the shares of Common Stock as set forth herein.

NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I

PURCHASE AND SALE OF SHARES

1.1 Purchase of the Shares. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below), and the Company agrees to sell and issue to the Purchaser, 1,808,973 shares of Common Stock, free and clear of any liens and encumbrances (the “Shares”), at a price per share equal to US $13.82, for an aggregate purchase price of US$25,000,000 (the “Aggregate Purchase Price”).

1.2 Closing Date. The purchase and sale of the Shares shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, One Marina Park Drive, Boston, MA 02210 on December 31, 2014 or at such other time and place as Company and Purchaser may mutually agree after the satisfaction or waiver of the conditions set forth in Article VII (the “Closing”). The date and time of the Closing is hereafter referred to as the “Closing Date.”

1.3 Form of Payment; Delivery of Shares. On the Closing Date, (i) the Purchaser shall pay the Aggregate Purchase Price to the Company by wire transfer of immediately available funds denominated in U.S. dollars to the account of the Company previously designated in writing to the Purchaser, and (ii) the Company shall have executed and delivered a copy of irrevocable instructions (the “Irrevocable Transfer Agent Instructions”) to the transfer agent for the Company (the “Transfer Agent”) and caused the Transfer Agent to deliver to the Purchaser the Shares, represented in a restricted, electronic book-entry account (the “Restricted Electronic Shares”) maintained by the Transfer Agent on behalf of the Purchaser, with such evidence of such Restricted Electronic Shares delivered to the Purchaser within three Trading Days of the Closing. The Shares (and, if any stock certificates are subsequently issued representing the Shares, such stock certificates (any such stock certificates, together with any Restricted Electronic Shares or unrestricted book entry electronic shares, the “Stock Certificates”)) shall be subject to the legends required pursuant to Section 2.9 hereof. The Company agrees that, except as may be required pursuant to Section 5.5, no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 1.3 will be given by the Company to its Transfer Agent with respect to the Shares

Article II

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that, as of the date hereof:

2.1 Due Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or ownership of its properties requires such qualification and failure to be so qualified would prevent such party from performing its obligations under this Agreement. The Purchaser is not in violation of any of the provisions of its certificate of incorporation, bylaws or other organizational or charter documents.

2.2 Due Authorization; Enforceability. The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary corporate action of the Purchaser, and no other act or proceeding on the part of or on behalf of the Purchaser or its stockholders is necessary to approve the execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles or by limitations on indemnification pursuant to public policy.

2.3 No Conflicts; No Consents. The execution, delivery and performance of this Agreement by the Purchaser (i) will not infringe any law, regulation, judgment or order applicable to the Purchaser, (ii) is not and will not be contrary to the provisions of the constitutional documents of the Purchaser, and (iii) will not (with or without notice, lapse of time or both) result in any breach of the terms of, or constitute a default under, any instrument or agreement to which the Purchaser is a party or by which it or its property is bound, except in the case of clauses (i) and (iii) above, for such infringement, breach or defaults which would not prevent the Purchaser from performing its obligations hereunder. No consents or approvals are required to be obtained by the Purchaser in connection with the purchase of the Shares by the Purchaser, except where the failure to obtain such consents or approvals would not prevent the Purchaser from performing its obligations hereunder.

2.4 Common Stock. As of the date hereof, the Purchaser does not own any Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock.

2.5 Investment Decision. In making its investment decision with respect to the purchase of the Shares hereunder, the Purchaser has relied solely on the Company’s public filings as filed with the SEC.

2.6 Investment Intent. The Purchaser is acquiring the Shares in the ordinary course of its business and for its own account, and has no present intention of distributing any of the Shares nor any arrangement or understanding with any other Persons regarding the distribution of such Shares within the meaning of Section 2(11) of the Securities Act.

2.7 Broker-Dealer. The Purchaser is not a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.8 Prospectus Delivery. The Purchaser consents to receipt of the Company’s the prospectus supplement required by the Registration Statement pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”), to be filed following the execution of this Agreement, and the accompanying base prospectus forming part of the Registration Statement (the “Prospectus”), dated October 6, 2013, including the documents incorporated by reference therein, in portable document format, or PDF, via electronic mail.

2.9 No Brokers or Finders. The Purchaser is not a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Purchaser or the Company for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that, as of the date hereof, except as set forth in the SEC Reports (as defined below), which exceptions shall be deemed to be representations and warranties as if made hereunder:

3.1 Due Organization. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or ownership of its properties requires such qualification and failure to be so qualified would prevent the Company from performing its obligations under this Agreement, with the requisite corporate authority to own and use its properties and assets and to carry on its business as currently conducted.

3.2 Due Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary action of the Company, and no other act or proceeding on the part of or on behalf of the Company or its stockholders is necessary to approve the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles or by limitations on indemnification pursuant to public policy.

3.3 No Conflicts; No Consents. The execution, delivery and performance of this Agreement by the Company (i) will not infringe any law, regulation (including the rules and regulations of any self-regulatory organization to which the Company or its subsidiaries or securities are subject, including The NASDAQ Global Market (“Nasdaq”), judgment or order applicable to the Company or its subsidiaries, (ii) is not and will not be contrary to the provisions of the certificate of incorporation or bylaws of the Company, and (iii) will not (with or without notice, lapse of time or both) result in any breach of the terms of, or constitute a default under, any instrument or agreement to which the Company or its subsidiaries is a party or by which it or its property is bound, except in the case of clauses (i) and (iii) above, for such infringement, breach or defaults which would not materially impact the ability of the Company to perform any of its obligations hereunder or materially impact the transactions contemplated hereby. No consents, filings, notices or approvals are required to be obtained by the Company or its subsidiaries in connection with the sale of the Shares by the Company, except for (i) the filings required in accordance with Section 7.3(e) of this Agreement and (ii) those that have been made or obtained prior to the date of this Agreement.

3.4 Registration Statement and Prospectus. The issuance by the Company of the Shares has been registered under the Securities Act, the Shares are being issued pursuant to the Registration Statement and, subject to the Transfer restrictions set forth in Sections 5.1 and 5.2, all of the Shares are freely transferable and freely tradable by the Purchaser without restriction. The Registration Statement is effective and available for the issuance of the Shares thereunder and the Company has not received any written notice that the SEC has issued or intends to issue a stop-order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn or intends to suspend or withdraw the effectiveness of the Registration Statement, either temporarily or permanently. Upon receipt of the Shares, subject to the Transfer restrictions set forth in Sections 5.1 and 5.2, the Purchaser will have good and marketable title to the Shares. The Registration Statement and any prospectus included therein, including the Prospectus and the Prospectus Supplement, complied in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder. At the time the Registration Statement and any amendments thereto became effective, at the date of this Agreement and at each deemed effective date thereof pursuant to Rule 430B(f)(2) of the Securities Act, the Registration Statement and any amendments thereto complied and will comply in all material respects with the requirements of the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus and any amendments or supplements thereto (including, without limitation the Prospectus Supplement), at the time the Prospectus or any amendment or supplement thereto was issued and at the Closing Date, complied, and will comply, in all material respects with the requirements of the Securities Act and did not, and will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company meets all of the requirements for the use of Form S-3 under the Securities Act for the offering and sale of the Shares contemplated by this Agreement, and the SEC has not notified the Company of any objection to the use of the form of the Registration Statement pursuant to Rule 401(g)(1) under the Securities Act.

3.5 SEC Filings. The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. Since January 1, 2013, the Company has filed all reports required to be filed by it under the Exchange Act on a timely basis, including pursuant to Section 13(a) or 15(d) thereof. Such reports required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed by the Company under the Exchange Act, whether or not any such reports were required to be filed (but not including any materials furnished), being collectively referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports filed by the Company complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.6 Issuance of Securities. The Shares and the issuance and sale thereof are duly authorized and, upon payment for the Shares and issuance at the Closing pursuant to the terms of this Agreement, will (i) be duly and validly issued, fully paid and non-assessable, and shall be free and clear of all liabilities, debts, obligations, encumbrances, leases, indebtedness, liens, charges, security interests, and pledges, of whatever nature, whether fixed or contingent, disclosed or undisclosed, foreseen or unforeseen, except for restrictions on transfer set forth in this Agreement or imposed by applicable securities laws, (ii) have been issued in compliance with all applicable federal and state securities laws (assuming the accuracy of the Purchaser’s representations and warranties in Section 5 herein) and (iii) will not have been issued in violation of any preemptive right, anti-dilution right, resale right, right of first refusal or similar right.

3.7 The NASDAQ Global Market. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on Nasdaq. The Company is in compliance with applicable Nasdaq continued listing requirements, and to the Company’s knowledge there are no proceedings pending or threatened against the Company to revoke or suspend such listing. The Company has not received any notice of the delisting of the Common Stock from Nasdaq and has no knowledge of any facts or circumstances which would reasonably be expected to lead to delisting or suspension of the Common Stock in the next twelve months. The Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq, nor has the Company received any notification that the SEC, FINRA or the Nasdaq Stock Exchange LLC (inclusive with Nasdaq) is currently contemplating terminating such registration or listing. No consent, approval, authorization or order of, or filing, notification or registration with, Nasdaq is required for the listing and trading of the Shares on Nasdaq, except for (i) a Notification Form: Listing of Additional Shares; and (ii) a Notification Form: Change in the Number of Shares Outstanding.

3.8 No Integrated Offering. None of the Company nor, to the Company’s knowledge, any of its Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to require approval of stockholders of the Company under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated for quotation.

3.9 Application of Takeover Protections; Rights Agreement. No control share acquisition, interested stockholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) of the Company or other similar anti-takeover provision under its certificate of incorporation or bylaws or the laws of the jurisdiction of its incorporation is or would become applicable to the Purchaser solely as a result of the transactions contemplated by this Agreement.

3.10 No Brokers or Finders. The Company is not a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company or the Purchaser for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement.

3.11 Manipulation of Price. Neither the Company nor, to the knowledge of the Company, any Person acting on its behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

Article IV

COVENANTS

4.1 Prospectus Supplement and Blue Sky. Immediately prior to execution of this Agreement, the Company shall have delivered, and as soon as practicable after execution of this

Agreement the Company shall file, the Prospectus Supplement with respect to the Shares as required under, and in conformity with, the Securities Act, including Rule 424(b) thereunder. If required, the Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to, qualify the Shares for sale to the Purchaser at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchaser on or prior to the Closing Date. Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Shares required under all applicable securities laws (including, without limitation, all applicable federal securities laws and all applicable “Blue Sky” laws), and the Company shall comply with all applicable federal, state and local laws, statutes, rules, regulations and the like relating to the offering and sale of the Shares to the Purchaser.

4.2 Listing. The Company shall promptly secure the listing of all of the Shares upon Nasdaq (subject to official notice of issuance) (but in no event later than the Closing Date). The Company shall use its commercially reasonable efforts to maintain the Common Stock’s listing on Nasdaq. The Company shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on Nasdaq. The Company further agrees, if the Company applies to have the Common Stock traded on any other Eligible Market, it will then include in such application all of the Shares, and will take such other action as is necessary to cause all of the Shares to be listed or quoted on such other Eligible Market as promptly as possible. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.2.

4.3 Expenses; Fees. Except as otherwise set forth in this Agreement, the Company and the Purchaser shall each pay their own expenses in connection with the transactions contemplated by this Agreement.

4.4 No Integrated Offering. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company, nor any Person acting on their behalf shall, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security, under circumstances that would cause this offering of the Shares to require approval of stockholders of the Company under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated for quotation.

4.5 Disclosure of Transactions and Other Material Information. The Company shall, no later than 9:00 a.m., New York time, on the fourth Trading Day following the date of this Agreement, (i) issue a press release (the “Press Release”) reasonably acceptable to the Purchaser disclosing all the material terms of the transactions contemplated by this Agreement and (ii) file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement in the form required by the Exchange Act (the “8-K Filing”). From and after the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) delivered to the Purchaser by the Company or any of its subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this

Agreement. For so long as the Purchaser continues to hold own any of the Shares, the Company shall not, and the Company shall cause each of its subsidiaries and each of its and their respective officers, directors, employees and agents, not to, provide the Purchaser with any material, non-public information regarding the Company or any of its subsidiaries from and after the issuance of the 8-K Filing without the express prior written consent of the Purchaser; it being acknowledged by the Purchaser, that information may be provided to the Purchaser or its Affiliates pursuant to the terms of one or more agreements now or hereafter existing by and between the Company and the Purchaser or its Affiliates. In the event of a breach of the covenant contained in the preceding sentence by the Company, any of its subsidiaries, or any of its or their respective officers, directors, employees and agents (as determined in the reasonable good faith judgment of the Purchaser), in addition to any other remedy provided herein, the Purchaser shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company, any of its subsidiaries, or any of its or their respective officers, directors, employees or agents. The Purchaser shall not have any liability to the Company, any of its subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure. Subject to the foregoing, neither the Company, its subsidiaries nor the Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Purchaser, to make any press release or other public disclosure with respect to such transactions (A) in substantial conformity with the 8-K Filing and contemporaneously therewith or following the closing of the transactions disclosed therein and (B) as is required by applicable law and regulations.

4.6 Further Assurances. The Company and the Purchaser agree to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including, without limitation, taking reasonable action to facilitate the preparation and filing of any document or notice, or the taking of reasonable action to assist the other party hereto in complying with the terms hereof.

4.7 Indemnification of Purchaser. Subject to the provisions of this Section 4.7, the Company will indemnify and hold the Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of the Purchaser

Parties, with respect to any of the transactions contemplated by this Agreement (unless such action is based upon a breach of the Purchaser Party’s representations, warranties or covenants under this Agreement or any agreements or understandings the Purchaser Parties may have with any such stockholder or any violations by the Purchaser Parties of state or federal securities laws or any conduct by the Purchaser Parties which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, the Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in the reasonable judgment of counsel to such Purchaser Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchaser Party in this Agreement. The indemnification required by this Section 4.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

Article V

TRANSFER RESTRICTIONS

5.1 Restrictions on Transfer of Shares within Transfer Restriction Period. The Purchaser agrees not to sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (each, a “Transfer”), all or any part of or any interest in the Shares during the period beginning on the Closing Date and ending on January 27, 2015 (the “Transfer Restriction Period”). The Purchaser agrees that the foregoing restrictions preclude the Purchaser from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares even if the Shares would be disposed of by someone other than the Purchaser. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Shares (any such transaction, a “Hedging Transaction”). Any Transfer of the Shares made within the Transfer Restriction Period shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

5.2 Restrictions on Transfer of Shares after Transfer Restriction Period. After the Transfer Restriction Period has expired, the Purchaser agrees that, until such time that the

Purchaser no longer owns any Shares, (i) the Purchaser shall not engage in any Hedging Transaction and (ii) any Transfer or Transfers of the Shares on any Trading Day shall not exceed fifteen percent (15%) of the average daily trading volume for the twenty (20) Trading Days immediately preceding such Trading Day (the “Transfer Volume Limitation”). Any Transfer of the Shares made in violation of the Transfer Volume Limitation shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

5.3 Lapse of Transfer Restrictions. Notwithstanding anything else under this Article V (but subject to the requirements of Section 2.9), all restrictions on Transfers under this Article V shall lapse and no longer be under effect if there has been a Change in Control.

5.4 Legends. The Purchaser understands that the Stock Certificates or other instruments representing the Shares will contain a legend (or be subject to a notation on the books and records of the Transfer Agent reflecting such the restrictions imposed by such legend) reading as follows until such time as the restrictions set forth in Section 5.1 and 5.2 of this Agreement are no longer required or until such time as such legend may be removed pursuant to Section 5.5, as applicable:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCK PURCHASE AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY) WHICH IMPOSES CERTAIN TRANSFER RESTRICTIONS ON THE HOLDER OF SUCH SHARES, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY SUCH TRANSFER RESTRICTIONS.

5.5 Removal of Legends. The legend (or notation) set forth in Section 5.4 shall be removed and the Company shall or shall cause the Transfer Agent to issue a Stock Certificate (either in physical certificated form or by electronic delivery at the applicable balance account at the Depository Trust Company) free from any legend or notation restricting in any way the Transfer of such Shares, to the holder of the Shares subject to such legend (or notation), promptly, but in any event no later than three (3) Trading Days following the delivery by such holder to the Company and the Transfer Agent of reasonable assurances and evidence that such sale, assignment or transfer of such Shares does not violate the Transfer restrictions set forth in this Article V. Upon the delivery of such [reasonable assurances and evidence] to the Company, the Company shall provide the Transfer Agent with such documentation as required by the Transfer Agent for it to effect the removal of such legend (or notation) and the issuance of such Shares. The Company and the Purchaser agree to cooperate with each other, and with the Transfer Agent, in order to facilitate the orderly and efficient removal of any legends upon Transfers of the Shares in compliance with this Agreement.

Article VI

STANDSTILL AGREEMENT

6.1 Standstill Agreement. Purchaser agrees that, from and after the date hereof until the date that is six (6) months after the Closing Date, it shall not, unless specifically invited in writing by the Company’s Board of Directors, directly or indirectly: (i) effect or seek (including, without limitation, enter into any discussions, negotiations, agreements or understandings with any Third Party), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets or businesses, of the Company, (B) any tender or exchange offer, merger, acquisition or other business combination involving the Company, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consent to vote any voting securities of the Company; (ii) form, join or in any way participating in a “group” (as defined under the Exchange Act) with respect to the Company; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or initiate or take any action to obtain representation on the Board of Directors of the Company; (iv) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (i) through (iii) above; or (v) enter into any discussions or arrangements with any Third Party with respect to any of the foregoing. The Purchaser also agrees that it shall not request, directly or indirectly, any amendment or waiver of any provision of this Section 6.1 (including this sentence) by the Company or any of the Company’s representatives.

Article VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Company and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or before the Closing Date of each of the following conditions:

(a) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit (i) the Company from selling the Shares to the Purchaser or (ii) the Purchaser from acquiring the Shares from the Company;

(b) all notices to, filings with and consents of government agencies or regulatory bodies required to be made or obtained under any applicable law in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and by the Settlement Agreement shall have been made or obtained; and

(c) the Closing (as defined in the Asset Transfer Agreement, dated as of the date hereof, by and between the Parties, the “Asset Transfer Agreement”) shall have occurred.

7.2 Conditions to the Company’s Obligation to Sell. The obligation of the Company hereunder to issue and sell the Shares to the Purchaser at the Closing is subject to the satisfaction, at or before the Closing Date of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time by providing the Purchaser with prior written notice thereof:

(a) the Purchaser shall have executed and delivered to the Company the Settlement Agreement, and such agreement shall be in full force and effect consistent with its terms;

(b) the Purchaser shall have delivered to the Company the Aggregate Purchase Price for the Shares being purchased by the Purchaser at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company; and

(c) the representations and warranties of the Purchaser shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date hereof and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date, and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date; and the Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date of an executive officer of the Purchaser to such effect.

7.3 Conditions to the Purchaser’s Obligation to Purchase. The obligation of the Purchaser hereunder to purchase the Shares at the Closing is subject to the satisfaction, at or before the Closing Date of each of the following conditions, provided that these conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time by providing the Company with prior written notice thereof:

(a) the Company shall have executed and delivered to the Purchaser the Settlement Agreement, and such agreement shall be in full force and effect consistent with its terms;

(b) the representations and warranties of the Company shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date; the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date; and the Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date of an executive officer of the Company to such effect;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated hereunder.

(d) the Common Stock shall not have been suspended, as of the Closing Date, by the SEC or Nasdaq from trading on Nasdaq nor shall suspension by the SEC or Nasdaq have been threatened, as of the Closing Date, either (A) in writing by the SEC or Nasdaq or (B) by falling below the minimum listing maintenance requirements of Nasdaq.

(e) Nasdaq shall have approved the listing of additional shares application for the Shares and the Company shall have delivered to Nasdaq a duly completed and executed Notification Form: Change in the Number of Shares Outstanding.

(f) the Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares, all of which shall be and remain so long as necessary in full force and effect.

(g) the Company shall deliver to the Purchaser on the Closing Date each of the following:

(i) a copy of the Irrevocable Transfer Agent Instructions, in the form previously provided to the Purchaser, that have been delivered to and acknowledged in writing by the Company’s transfer agent.

(ii) a certificate evidencing the good standing of the Company in its jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date.

(iii) a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the Company’s jurisdiction of formation within ten (10) days of the Closing Date.

(iv) a certificate, in the form previously provided to the Company, executed by an officer of the Company and dated as of the Closing Date, certifying (i) the resolutions authorizing the execution, delivery and performance of the transaction contemplated under this Agreement as adopted by the Company’s board of directors in a form reasonably acceptable to the Purchaser, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing.

Article VIII

TERMINATION.

8.1 Termination. This Agreement shall automatically terminate, and be of no further force or effect, without liability to either Party, immediately upon the termination of the Asset Transfer Agreement.

Article IX

MISCELLANEOUS

9.1 Transfer Agent Fees and Expenses. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Shares to the Purchaser.

9.2 Governing Law; Jurisdiction. This Agreement shall be deemed to have been made and entered into within the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles or rules of conflict of laws of the State of New York or of any other jurisdiction to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than the State of New York. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined in the federal courts located in the State of New York, or, if such federal courts lack jurisdiction, in the state courts of the State of New York located in Manhattan, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement or the subject matter hereof, may not be enforced in or by such courts.

9.3 Survival. The representations, warranties, agreements and covenants contained herein shall survive until the 12 (twelve) month anniversary of the Closing.

9.4 Waiver of Breach. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the party waiving compliance. The delay or failure of either party at any time to require performance of any provision of this Agreement shall in no manner affect such party’s rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

9.5 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by a duly authorized representative of each party. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each party.

9.6 Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

9.7 Entire Agreement. This Agreement, together with the Settlement Agreement, constitutes the entire agreement between the parties relating to its subject matter and supersedes all prior or contemporaneous agreements, understandings or representations, either written or oral, between the Company and the Purchaser with respect to such subject matter.

9.8 Notices. Unless otherwise agreed by the parties or specified in this Agreement, all communications between the parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice required or permitted under this Agreement, unless otherwise specified herein, shall be: (a) delivered personally; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by express courier service providing evidence of receipt, postage pre-paid where applicable; or (d) sent by facsimile (receipt verified and a copy promptly sent by another permissible method of providing notice described in paragraphs (a), (b) or (c)), to the following addresses of the parties or such other address for a party as may be specified by like notice:

If to the Company:

Vanda Pharmaceuticals Inc.

2200 Pennsylvania Avenue, NW, Suite 300E

Washington, DC 20037

Telephone: (202) 734-3428

Facsimile: (202) 296-1450

Attention: Chief Financial Officer

With a copy, which shall not constitute notice, to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive

Boston, MA 02210

Telephone: (617) 648-9100

Facsimile: (617) 648-9199

Attention: Gregg A. Griner

If to the Purchaser:

Novartis Pharma AG

Forum 1

Novartis Campus

CH-4056 Basel, Switzerland

Telephone: +41 61 324 0888

Facsimile: +41 61 324 2100

Attention: General Counsel

Email: sean.reilly@novartis.com

With a copy, which shall not constitute notice, to:

Kaye Scholer LLP

250 West 55th Street

New York, NY, 10019-9710

Telephone: 212-836-8032

Attention: Derek Stoldt

Email: Dstoldt@kayescholer.com

Unless otherwise specified herein, any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed or within seven days of dispatch whichever is earlier.

9.9 Assignment. This Agreement shall not be assignable by either party to any Affiliate (as defined below) or Third Party hereto without the written consent of the other party hereto. Subject to the foregoing, this Agreement shall inure to the benefit of each party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 9.9 shall be null and void.

9.10 Headings; Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable; and (d) references to Nasdaq shall include any successor or other national securities exchange or market on which the Common Stock is then listed.

9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

9.12 No Third Party Beneficiaries. Unless otherwise expressly stated herein, nothing in this Agreement, express or implied, is intended to confer upon any Person (as defined below) other than the parties hereto or their respective permitted assignees and successors in interest any rights or remedies under or by reason of this Agreement.

9.13 Public Disclosures and Statements. The Company and the Purchaser agree that neither party nor any of their Affiliates will make any public disclosure regarding this Agreement except as set forth in Section 4.5 above or as contemplated by the Settlement Agreement; provided, however, that this provision will not limit either party’s right to effect any public disclosure that it is or may be required to make under applicable law, or the rules of applicable securities exchanges, in each case upon advice of legal counsel, including that the Company will be entitled to file a copy of this Agreement as an exhibit to the Company’s reports filed with the SEC.

9.14 Specific Performance and Injunctive Relief. The Company and the Purchaser agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and injunctive relief, in addition to any other remedy at law or equity.

9.15 Certain Definitions.

(a) “Affiliate” of a party shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party, as the case may be, for as long as such control exists. As used herein, “control” shall mean: (a) to possess, directly or indirectly, the power to direct the management and policies of such Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least 50% (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital in such Person.

(b) “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (a) there is consummated a sale of all or substantially all of the assets of the Company and its subsidiaries in one or a series of integrated transactions not in the ordinary course of business to a Third Party; (b) any Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of 50% or more of the then outstanding Common Stock of the Company; or (c) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding Common Stock of the Company immediately prior to such transaction; or (d) individuals who, on the date of this Agreement, are members of the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the board of directors; provided, however, that if the appointment or election (or nomination for election) of any new member of the board of directors was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

(c) “Eligible Market” means each of The New York Stock Exchange, the NYSE Amex, Nasdaq or the Nasdaq Global Select Market.

(d) “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

(e) “Third Party” shall mean any Person other than the Company, the Purchaser and their respective Affiliates.

(f) “Trading Day” shall mean a day on which the Common Stock is traded for a regular trading session on Nasdaq.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VANDA PHARMACEUTICALS INC.

By:	/s/ Mihael H. Polymeropoulos, M.D.
Name:	Mihael H. Polymeropoulos, M.D.
Title:	Chief Executive Officer

NOVARTIS PHARMA AG

By:	/s/ Matt Owens
Name:	Matt Owens
Title:	Head Legal GBS & Strategy

By:	/s/ Marc Ceulemans
Name:	Marc Ceulemans
Title:	Head Strategic Venture Capital Fund & Pharma Equities

Signature Page to Stock Purchase Agreement